Exhibit 10.3

OPTION TO LEASE REAL PROPERTY

Effective as of July 1, 2026 (the “Effective Date”), Range Sky View Land, LLC, an Ohio limited liability company (“Landlord”) hereby grants to Time Complexity Appalachia, LLC, a West Virginia limited liability company (“Tenant”) an option to lease portions of the Property (as defined below) upon the terms and conditions set forth in this Option to Lease Real Property (this “Agreement”). Each of Landlord and Tenant shall individually be referred to as a “Party” and together as the “Parties” to this Agreement.

RECITALS:

A. Landlord is the owner of the real property containing approximately 9,000 acres of contiguous surface at the Fola mine site in Clay and Nicholas Counties, West Virginia, less the Excluded Land (as defined below) (the “Property”). For clarification purposes, the definition of “Property” shall not include “Excluded Land”.

B. In consideration of the Option Fee (as defined below), Landlord desires to grant to Tenant the exclusive right and option to enter into a Lease Agreement in substantially the form as attached hereto as Exhibit A (the “Lease”) for the Leased Premises (as defined below), subject to the terms and conditions set forth in this Agreement.

NOW, THERFORE, in consideration of the above Recitals, which Recitals are incorporated herein, the covenants and agreements set forth hereafter, and other good and valuable consideration, including the Option Fee, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.	In consideration of $1.00 per year payable on July 1 of each year (the “Option Fee”), Tenant shall have the exclusive right and option to enter into a Lease (the “Option”) with Landlord for a portion of the Property described in the notice of exercise of the Option (the “Leased Premises”). Further, during the Option Period (as defined below), Tenant may, from time to time, exercise its Option to lease additional portions of the Property which shall be added to the Leased Premises. In each such case, the Lease shall be amended to account for the additional Leased Premises.

2.	The Option Period shall commence on the Effective Date and shall continue until July 1, 2031, unless earlier terminated in accordance with this Option (the “Option Period”) which Option Period shall be tolled for up to one (1) additional year so long as Tenant is diligently pursuing the Power-Compute Project (as hereinafter defined) using good faith commercially reasonable efforts, including but not limited to negotiations with third parties in furtherance thereof. In the event Tenant is dissolved, liquidated or its affairs are wound up pursuant to the terms of the Operating Agreement of Tenant, then such event shall cause an automatic termination of the Option Period and this Option, which shall be of no further force or effect, and any Lease entered into pursuant to this Option shall also terminate and be of no further force or effect; provided, however, that, notwithstanding the foregoing, in the case of the sale or other transfer of all or substantially all of the assets of the Tenant or the liquidation of Tenant in connection with any merger or other combination with a third-party entity where Tenant is not the surviving entity, the Option and Lease shall remain in full force and effect.

1

3.	Tenant may exercise the Option to lease the Leased Premises by delivering written notice to Landlord during the Option Period (the “Exercise Notice”) which notice shall include the following: (i) a detailed description and property map of the Leased Premises that Tenant desires to lease with reasonable specificity, (ii) Tenant’s intended use of the Leased Premises, and (iii) the name of any third-party user of the Leased Premises and the agreed upon terms for the use thereof (which may be in the form of a memorandum of understanding, letter of intent, term sheet, or similar document) with reasonably sufficient detail (collectively, “Lease Conditions”). Landlord shall have no obligation to enter into a Lease with Tenant after receiving an Exercise Notice from Tenant until the Lease Conditions have been satisfied in Landlord’s sole discretion.

4.	The Property does not include (i) land already leased to the Screaming Eagle Coal, LLC or its successors or assigns for a mining operation, (ii) land already leased to Savion Energy or its designee, successors or assigns for a solar development, (iii) land associated with the Surface Mine #5 mining permit (Article 3: S-2013-98), (iv) land associated with any mining permits issued in the name of WV Reclaim Co., LLC or Landlord existing at the time the Option is exercised (collectively, “Mining Permits”), (v) land not suitable for the development of an economically viable power generation and data center development project (“Power-Compute Project”), and (vi) land that has been deemed Inactive Land (as defined below) (collectively, the “Excluded Land”). The Property and the Excluded Land, which may be amended from time to time, is shown on Exhibit B attached hereto.

5.	If after performing due diligence on areas of the Property from time to time during the Option Period, Tenant determines in good faith that certain areas of the Property are not suitable for an economically viable Power-Compute Project, then Tenant shall promptly notify Landlord in writing of such determination, along with a detailed description and property map of the area, so that the applicable portion of the Property shall be deemed “Excluded Land” and therefore no longer Property subject to the Option. Further, Tenant acknowledges that the Leased Premises that has been leased pursuant to this Option but for which development has not started during the twelve (12) month period following the date of the applicable Exercise Notice (“Inactive Land”) shall be deemed inactive and automatically removed as Leased Premises under the Lease. In such case, the Lease shall be amended to remove the Inactive Land from the Leased Premises.

6.	The Property may not be leased by Tenant under any circumstance if the specific area of land is subject to a Mining Permit. Mining Permits must be released from the Property before any land underlying the applicable Mining Permits can be leased pursuant to this Option.

2

7.	During the Option Period, except with the prior written consent of Tenant, Landlord agrees not to sell, lease, sublease, license, market, encumber, or otherwise engage in negotiations with or enter into any contracts with any other person or entity with respect to the sale or lease or encumbrance of any portion of the Property. For the avoidance of doubt, this provision shall not apply to Excluded Land, which may be modified from time to time.

8.	During the Option Period, Tenant and its agents and third party contractors and consultants shall have the right to enter, investigate, study, and photograph the Property upon reasonable notice to Landlord, and to conduct, at Tenant’s sole cost and expense, such studies, reviews and investigations of the Property which Tenant, or its advisors, recommend or require in order to satisfy its inquiries. Landlord agrees to reasonably cooperate and assist with all such investigations, applications, studies, permits as may be requested or required by Tenant or its advisors. Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, damages, costs and expenses related to Tenant’s (a) entry onto the Property for purposes of its inspections, (b) damage to persons or property on the Property arising from Tenant’s inspections, use or occupancy, and (c) mechanic liens, materialmen liens or other liens on the Property arising from the acts or omissions of Tenant.

9.	If Tenant exercises the Option, Tenant shall accept the Leased Premises in its AS-IS condition. Landlord does not warrant the boundary of the Property or Leased Premises, nor that the Property or Leased Premises is free and clear of all liens and encumbrances.

10.	Tenant hereby acknowledges and agrees that Landlord is a wholly owned subsidiary of Range Impact, Inc., a public company (“Range Impact”), and therefore the transactions and agreements contemplated by this Agreement may need to be publicly disclosed in one or more filings with the Securities and Exchange Commission. Each Party may also issue one or more press releases related to the transactions and agreements contemplated by this Agreement, which public announcements would be shared with the other Party in advance for its review and approval, which shall not be unreasonably withheld, conditioned or delayed.

11.	Any assignment or subletting of Tenant’s rights pursuant to the Option or the Lease shall be subject to Landlord’s consent in its sole discretion; provided, however that Tenant may, without the advance consent of Landlord but with reasonable advance notice, assign its rights pursuant to this Option or the Lease to any person or entity that acquires all or substantially all of the assets of Tenant or to any third-party entity into with Tenant may be merged or combined where Tenant is not the surviving entity.

3

12.	The Parties agree that neither Party has engaged the services of a real estate agent or broker to enter into any portion of the transactions set forth in this Agreement.

13.	This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of laws thereof. The Parties hereby agree that any legal dispute shall be commenced exclusively in the state and federal courts sitting in Cuyahoga County in the State of Ohio. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Cuyahoga County in the State of Ohio.

14.	In any action, suit, or proceeding in any jurisdiction brought by any Party against any other Party, the Parties each knowingly and intentionally, to the greatest extent permitted by applicable law, hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury.

15.	If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, or restrictions set forth herein shall remain in full force and effect. It is hereby stipulated to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants, or restrictions without including any of such language that may be hereafter declared invalid, illegal, void or unenforceable.

16.	This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into this Agreement.

17.	This Agreement may be executed by the Parties hereto manually or by electronic signature in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together constitute one and the same instrument.

[Signatures and Notary on Following Page]

4

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

RANGE SKY VIEW LAND, LLC,
an Ohio limited liability company

By:
Name:	Michael Cavanaugh
Title:	Chief Executive Officer

Time Complexity Appalachia, LLC,
a West Virginia limited liability company

By:
Name:	Brian Cohen
Title:	Manager

State of Ohio

County of Cuyahoga

The foregoing instrument was acknowledged before me this July ___, 2026 by Michael Cavanaugh, Chief Executive Officer of Range Sky View Land, LLC, an Ohio limited liability company, on behalf of the limited liability company.

Notary Public

State of _________________________________________
County of _______________________________________

The foregoing instrument was acknowledged before me this July ___, 2026 by Brian Cohen, Manager of Time Complexity Appalachia, LLC, a West Virginia limited liability company, on behalf of the limited liability company.

_____________________________
Notary Public

Option to Lease Signature Page

EXHIBIT A

LEASE

1

GROUND LEASE AGREEMENT

Landlord:

RANGE SKY VIEW LAND, LLC,

an Ohio limited liability company

Tenant:

TIME COMPLEXITY APPALACHIA, LLC,

a West Virginia limited liability company

Land:

Vacant Land

[Clay][Nicholas] County, West Virginia

Dated: As of __________, 20___

2

GROUND LEASE AGREEMENT

This Ground Lease Agreement (“Ground Lease”) is made as of the ___ day of ________________, 20__ (the “Effective Date”), by and between Landlord and Tenant (as hereinafter defined).

ARTICLE I.

DEFINITIONS

1.1. As used herein, the words and phrases with the first letter of the word(s) capitalized in this Article and Ground Lease shall have the meaning or identity or represent the amount set forth after each word. Wherever in this Ground Lease additional defined words are created, the definitions thereof shall apply wherever the same are used with the first letter of the words capitalized.

(A) Applicable Laws: All codes, laws, order, ordinances, requirements, regulations, rules and statutes of governmental bodies and agencies (federal, state, county, local and otherwise), whether building, disability, environmental, fire, handicapped (including without limitation The Americans With Disabilities Act [42 U.S.C. 12101 et. seq.]), health, insurance, police, safety or otherwise, and whether now in force or hereafter enacted or adopted and including final decisions of courts of competent jurisdiction.

(B) Approvals: Defined in Section 35.1

(C) Closing Date: Defined in Section 35.4.

(D) Costs: All actual, documented and reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, reasonable attorneys’ and paralegals’ fees and expenses, expert fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points and recording fees and transfer taxes, as the circumstances require. For all purposes of this Ground Lease, “attorneys’ fees and expenses” and similar statements include those incurred out of court, at trial, on appeal or in any bankruptcy proceeding.

(E) Deed: Defined in Section 35.2.

(F) Development: Defined in Section 4.2.

3

(G) Environmental Laws: (i) whenever enacted or promulgated, any applicable federal, state, foreign or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of any Environmental Media, air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions, Hazardous Activities or Environmental Violations, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term “Environmental Law” includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (“RCRA”) (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Substances Transportation Act, each as amended and as now or hereafter in effect and any similar state or local law.

(H) Environmental Media: Soil, soil vapors, fill material, or other geologic materials at all depths, groundwater at all depths, surface water including storm water and sewerage, indoor and outdoor air, and all living organisms, including without limitation all animals and plants, whether such Environmental Media are located on or off the Leased Premises.

(I) Environmental Violation: Any one or more of the following, whether occurring prior to, on or after the date hereof: (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, Release, seepage, filtration or transporting of any Hazardous Substances at, upon, under, onto or within the Leased Premises or any Environmental Media, or from the Leased Premises to any Environmental Media, in violation of any Environmental Law, (b) any deposit, storage, dumping, placement or use of any Hazardous Substances at, upon, under or within the Leased Premises in violation of any Environmental Law, (c) the abandonment or discarding at the Leased Premises of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any violation of or noncompliance with any Environmental Law in connection with the Leased Premises.

(J) Escrow Agent: Defined in Section 35.2.

(K) Event of Default: Defined in Section 22.1.

(L) Exercise Notice: The Exercise Notice from Tenant to Landlord dated [__________, 20__] pursuant to the Option to Lease.

(M) Expiration Date: The 20th anniversary of the last day of the month in which the Effective Date occurs, unless the Effective Date is the first day of a month, in which event, the Expiration Date shall be the last day of the month preceding the month in which such anniversary of the Effective Date occurs, subject to the Extension Terms and Article III below.

(N) Extension Terms: Four Extension Terms for five (5) years each defined in Article III.

4

(O) Fixed Rent: $1.00 per year payable in accordance with Article VI hereof for the initial term.

(P) Hazardous Activity: Any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the Release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, soil ground water, watercourses or water systems), (iii) involves the containment, storage or disposal of any Hazardous Substance; or (iv) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

(Q) Hazardous Condition: Any condition which would require Remedial Activities under any Environmental Law.

(R) Hazardous Substance: (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety, (ii) those materials included within the definitions of “hazardous substances,” “extremely hazardous substances,” “hazardous materials,” “toxic substances” “toxic pollutants,” “hazardous air pollutants” “toxic air contaminants,” “solid waste,” “hazardous waste,” “pollutants,” contaminants” or similar categories under any Environmental Laws, or (iii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

(S) Inactive Land: Defined in Section 2.1.

(T) Land: The parcel or parcels of land having an area of approximately [__] acres, the legal description of which is attached hereto marked Exhibit A, such parcel or parcels being outlined in red and crosshatched on the site plan marked Exhibit B (“Site Plan”).

(U) Landlord: Range Sky View Land, LLC, an Ohio limited liability company.

(V) Leased Premises: The Land and the Project. The parties acknowledge that the Leased Premises may be expanded pursuant to Tenant’s delivery of additional Exercise Notices for additional portions of the Property (as defined in the Option to Lease) and may be contracted pursuant to Article II below.

(W) Leasehold Mortgage: Defined in Section 33.1.

(X) Leasehold Mortgagee: Defined in Section 33.1.

5

(Y) Lease Year: The first Lease Year shall commence on the Effective Date and end on the last day of the month in which the first anniversary of the Effective Date occurs, unless the Effective Date is the first day of a month, in which event the first Lease Year shall end on the last day of the month preceding the month in which the first anniversary of the Effective Date occurs. Thereafter a Lease Year shall consist of twelve (12) consecutive full calendar months commencing on the day following the close of the prior Lease Year.

(Z) Legal Requirements: The requirements of (a) all of Tenant’s insurance policies, and (b) all present and future laws (including but not limited to Environmental Laws, zoning and land use laws and laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant and/or to any Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Leased Premises.

(AA) Mechanic’s Liens: Defined in Section 4.5.

(BB) Mining Permits: Mining Permits means any permits for or related to the extraction, processing, loading, transportation or storage of coal or minerals from the Land issued by the West Virginia Department of Environmental Projection.

(CC) Option: Defined in Section 35.1.

(DD) Option to Lease: Option to Lease Real Property dated July 1, 2026.

(EE) Original Term: Twenty (20) years.

(FF) Person: shall mean an individual, partnership, association, corporation or other entity.

(GG) Project: The building(s) (and including, where appropriate for purposes of this Ground Lease, all other improvement(s) on the Land), including the economically viable power generation and data center development to be constructed on the Land and any alterations and additions thereto and replacements thereof from time to time.

(HH) Purchase Price: Defined in Section 35.1.

(II) Real Estate Taxes: All real estate taxes and assessments, general, special, or otherwise, and all other governmental charges or impositions of any kind whatsoever assessed or imposed upon, or payable during the Term with respect to the Leased Premises or Landlord’s ownership thereof, as may be imposed by any federal, state, or local governmental authority, or any other taxing authority. “Real Estate Taxes” shall also include all costs and expenses incurred by Landlord in negotiating, appealing, or contesting any taxes or assessments. Should the State of West Virginia, or any political subdivision thereof, or any governmental authority having jurisdiction thereover either (i) impose a tax or assessment of any kind or nature upon, against, measured by or with respect to the rentals payable by Tenant to Landlord or on the income of Landlord derived from the Leased Premises with respect to the Landlord’s ownership of the Land or Project presently or at any time during the term of this Ground Lease comprising the Leased Premises, either by way of substitution for all or any part of the taxes and assessments levied or assessed against such land and such buildings or in addition thereto, or (ii) impose a tax or surcharge of any kind or nature, upon, against or with respect to the parking areas or the number of parking spaces in the Leased Premises, then in either or both of such events, such tax, assessment or surcharge shall be deemed to constitute “Real Estate Taxes” for purposes of this Ground Lease.

6

(JJ) Release: Defined in Section 11.2.

(KK) Remedial Activities: Any investigation, work plan preparation, removal, repair, cleanup, abatement, response action, remediation, monitored natural attenuation, natural resource damage assessment and restoration, closure, post-closure, detoxification or remedial activity of any kind whatsoever required under any Environmental Law to address any Release, any Environmental Violation and/or any Hazardous Condition.

(LL) Renewal Date: Defined in Article III.

(MM) Rent: Defined in Section 10.3.

(NN) Site Assessments: Defined in Section 11.4.

(OO) Site Plan: Defined in Section 1.1.

(PP) Site Reviewers: Defined in Section 11.4.

(QQ) Tenant: Time Complexity Appalachia, LLC, a West Virginia limited liability company.

(RR) Tenant’s Personal Property: All equipment, furniture, furnishings, floor coverings, contents, merchandise, inventory, stock-in-trade, trade fixtures, signs, accent or special effects light fixtures and other adornments and other personal property of Tenant at any time located in, on, under, or above the Leased Premises.

(SS) Tenant’s Work: Defined in Section 4.3.

(TT) Term: The Original Term and any extension or renewal (including any hold-over period) unless otherwise specified, but subject to termination as provided herein.

(UU) Title Policy: Defined in Section 35.2.

(VV) Use: Construction of the Project and thereafter operation of the Project.

7

ARTICLE II.

GRANT OF LEASE

2.1. Landlord does lease and let unto Tenant, and Tenant does lease and take from Landlord, the Land for the Term and upon the agreements, conditions, and covenants hereof. Landlord shall deliver and Tenant shall accept possession of the Land on the Effective Date in its then “As Is,” “Where Is” and “With All Faults” condition. The Leased Premises may not be leased by Tenant under any circumstance if the specific area of land is subject to a Mining Permit. Mining Permits must be released from the Leased Premises before any land underlying the applicable Mining Permits can be added to the Leased Premises. Tenant acknowledges that the Leased Premises that has been leased pursuant to this Ground Lease but for which Development (as defined in Article IV below) has not started during the twelve (12) month period following the date of the applicable Exercise Notice (“Inactive Land”) shall be deemed inactive and automatically removed as Leased Premises under this Ground Lease. In such case, this Ground Lease shall be amended to remove the Inactive Land from the Leased Premises described on Exhibit A and shown on Exhibit B of this Ground Lease.

2.2. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) AND THE INDEMNITEES HAVE NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD OR ANY OF THE INDEMNITEES BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) [INTENTIONALLY DELETED], (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, INCOME, EXPENSES, ENTITLEMENTS OR ZONING, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, ENVIRONMENTAL VIOLATION, RELEASE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD AND ALL INDEMNITEES SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS SECTION 2.2 HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD OR ANY INDEMNITEE, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

2.3. Landlord hereby represents and warrants to Tenant that (a) it has good and indefeasible fee simple title to the Leased Premises, (b) the existence or performance of this Lease does not and will not violate any law, restriction of record, or agreement to which the Leased Premises are subject, and (c) it has the power and authority to execute and deliver this Lease and to perform all of its obligations in connection therewith. Based upon the foregoing, Tenant acknowledges that fee simple title (both legal and equitable) is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein.

8

2.4. Tenant represents to Landlord that as of the date hereof (except as otherwise set forth below):

(A) To the actual knowledge of Tenant, without any investigation or inquiry being conducted or required, there are no suits, actions, proceedings or investigations pending, or threatened against or involving the Tenant.

(B) To the actual knowledge of Tenant, Tenant is not in default pursuant to or under any document, instrument or agreement to which the Leased Premises are subject to or bound by.

(C) The authorization, execution, delivery and performance of this Ground Lease by Tenant has been duly authorized by Tenant and will not result in any breach of or default under any document, instrument or agreement to which Tenant is a party or by which Tenant is subject or bound.

(D) Tenant shall obtain all permits required to construct the Project and has obtained (or will obtain in due course) all required licenses and permits to use and operate the Leased Premises for its intended use.

(E) The financial statements, all financial data and all other documents and information heretofore delivered by Tenant to Landlord with respect to Tenant’s financial condition is true, correct and complete in all material respects; and there has been no material change in the financial condition of Tenant since the date of any financial statement delivered to Landlord.

(F) Neither Tenant nor any subtenant, nor any Person who controls the day to day decision making of Tenant or any Person owning at least 20% of a direct or indirect interest in Tenant or a subtenant, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in, or held through, a United States publicly traded entity. The representation in this subparagraph (F) shall be true and correct at all times during the Term.

(G) There is no contemplated, pending or threatened insolvency or bankruptcy proceedings, whether voluntary or, to Tenant’s knowledge, involuntary, affecting Tenant.

9

ARTICLE III.

TERM, ORIGINAL AND EXTENDED

The Original Term of this Ground Lease shall commence on the Effective Date and end on the Expiration Date. If, on or prior to the Expiration Date or any other Renewal Date this Ground Lease shall not have been terminated, then on the Expiration Date and on the 5th, 10th and 15th anniversaries of the Expiration Date (the Expiration Date and the 25th, 30th, 35th and 40th anniversary date are each referred to herein as a “Renewal Date”), Tenant shall have the right to extend the then Term for an additional period of five (5) years each (each such extension period, an “Extension Term”). In order to extend the then Term for an Extension Term, Tenant shall notify Landlord at least six (6) months prior to each Renewal Date that Tenant desires to extend the then Term for an Extension Term. It is a condition to the extension of the Term of the Ground Lease at each Renewal Date that (a) no Event of Default shall have occurred and be continuing as of the date Tenant gives notice to Landlord of Tenant’s intention to so extend the Term for an additional five-year period, and (b) no Event of Default shall have occurred and be continuing as of each Renewal Date. Any such extension of the Term shall be subject to all the provisions of this Ground Lease, as the same may be amended, supplemented or modified (except that Tenant shall have no right to any additional renewal terms).

ARTICLE IV.

CONSTRUCTION

4.1. Landlord shall deliver possession of the Land to Tenant on or before the Effective Date provided that Tenant has satisfied the Lease Conditions (as defined in the Option to Lease).

4.2. Tenant acknowledges that Landlord has agreed to enter into this Ground Lease on the basis of Tenant fulfilling the Lease Conditions as defined in the Option to Lease. In this regard, the Tenant acknowledges that pursuant to the Option to Lease, Tenant has completed all due diligence necessary to investigate title, survey, zoning, environmental condition, soil condition and other basic due diligence of the Leased Premises pursuant to Tenant’s rights under the Option to Lease. Further, pursuant to the Option to Lease, Tenant has determined that the Project is economically feasible at the Leased Premises. During the Term of this Lease, Tenant shall, in furtherance of the Lease Conditions, diligently pursue Development of the Leased Premises. For purposes of this Ground Lease, “Development” shall mean: (i) refining and completing the designs, plans and specifications for the Project to be constructed on the Leased Premises, (ii) engaging the consultants and contractors hired to design, engineer, procure and construct the Project, (iii) obtaining all construction permits, environmental permits, variances and zoning changes necessary to complete the Project, (iv) contracting to bring utilities (including, data, water, sewer, electric, gas) and other services to the Leased Premises sufficient to support the Project, (v) obtaining loan commitments, grants, and other construction funding in order to construct the Project, (vi) developing agreements with potential end users of the Project, (vii) obtaining insurance coverage for the Project, (viii) pre-ordering long-lead items to be incorporated into the Project, (ix) otherwise getting the Leased Premises to be shovel ready for the construction, operation and maintenance of the Project, and (x) and all activities necessary, convenient, or in furtherance of the foregoing.

4.3. Tenant shall build or cause to be built the Project in accordance with plans and specifications as approved by Landlord pursuant to Section 4.2 above (“Tenant’s Work”). Notwithstanding the foregoing, the parties acknowledge that, in connection with Tenant’s Work, Tenant shall:

(A) obtain and pay for all permits necessary to perform Tenant’s Work,

(B) pay all costs, expenses and charges thereof,

10

(C) perform the same in accordance with Applicable Laws and in a good and workmanlike manner,

(D) cause the same to be performed by a qualified contractor who shall not create any labor or other disturbance with construction on the Land while performing same,

(E) install all utilities from the property line to the Project, and

(F) indemnify and hold Landlord harmless from and against any and all damages, suits, liabilities, claims, and expenses (including attorney’s fees and costs) resulting from performance of Tenant’s Work.

4.4. It is the intention and agreement of the Parties that Landlord shall have no responsibility with respect to the construction of the Project or any alterations or additions thereto and replacements thereof, whether or not necessitated to comply with Applicable Laws.

4.5. Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on the Leased Premises. If a lien, levy or encumbrance shall be imposed against the Leased Premises on account of work performed, or alleged to have been performed, for or on behalf of Tenant, Tenant shall, within 30 days after written notice of the imposition of such lien, levy or encumbrance, cause the Leased Premises to be released therefrom by the payment of the obligation secured thereby or by furnishing a bond or by any other method prescribed or permitted by law. For the duration of this Ground Lease, Tenant shall be responsible for all obligations of Landlord or Tenant with respect to any liens for labor, service or materials or claims to the same which are not of record in the public records (“Mechanic’s Liens”), and shall pay all costs and expenses associated with the Leased Premises resulting from any Mechanic’s Liens. Tenant shall defend, indemnify and save and hold Landlord harmless from and against any and all liabilities, obligations, losses, damages, injunctions, suits, actions, fines, penalties, claims, demands, costs and expenses of every kind or nature (except as may arise through the negligence or intentional acts of Landlord), including reasonable attorneys’ fees and court costs, incurred by Landlord, arising directly or indirectly from or out any Mechanic’s Liens. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD’S REQUEST TENANT SHALL PROMPTLY, POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD. ADDITIONALLY, LANDLORD SHALL HAVE THE RIGHT TO RECORD A NOTICE OF NON-RESPONSIBILITY (OR SUCH OTHER SIMILAR DOCUMENT) IN THE OFFICIAL RECORDS OF THE COUNTY WHERE THE PROPERTY IS LOCATED, REGARDING LANDLORD’S NON-LIABILITY FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT. IN CONNECTION WITH THIS SECTION AND THIS GROUND LEASE, TENANT IS NOT LANDLORD’S AGENT, THE SOLE RELATIONSHIP BETWEEN THE PARTIES IS THAT OF LANDLORD AND TENANT, AND TENANT IS SOLELY RESPONSIBLE FOR PAYING FOR THE REPAIRS AND IMPROVEMENTS TO THE LEASED PREMISES.

11

ARTICLE V.

USE

5.1. The Leased Premises shall be used for the Use, and for no other purpose. Tenant acknowledges that the covenant to use the Leased Premises as set forth herein is a material inducement for Landlord to enter into this Ground Lease. Upon any violation by Tenant of such restriction, Landlord shall have the right to immediately pursue all rights and remedies available, at law or in equity, to prevent such continued violation and to recover damages for the same, including the right of injunctive relief.

ARTICLE VI.

FIXED RENT

6.1. Tenant shall pay to Landlord the Fixed Rent once per year commencing on the Effective Date and annually thereafter on or before the anniversary of the Effective Date.

6.2. Notwithstanding any term or condition set forth in the Lease to the contrary, this Ground Lease shall operate as a triple net lease. Landlord and Tenant intend that to the greatest extent permitted by law, and except as otherwise provided in this Lease, Landlord has absolutely no obligations whatsoever to Tenant or with respect to the Leased Premises (except to the extent, if any, this Ground Lease expressly imposes on Landlord any obligations) and that payment to Landlord by Tenant of all Rent provided for herein be fully net of all costs of taxes, insurance, and any other charge or matter relating to the operation, use or maintenance of the Leased Premises and any improvements which may from time to time be built thereon.

ARTICLE VII.

TAXES

7.1. Tenant shall pay to Landlord the Real Estate Taxes that are due and payable during the Term for each calendar year commencing upon the Effective Date and continuing during the balance of the Term prior to the date that such will become delinquent. Payment of the Real Estate Taxes for the first and last Lease Years shall be prorated. Bills for the Leased Premises from the appropriate taxing authorities shall be conclusive of the amount of Real Estate Taxes. In the event a separate Real Estate Tax invoice is not available for the Leased Premises (or any portion thereof), the parties shall use good faith efforts to determine a pro rata calculation for the Real Estate Taxes based upon the square footage of the Leased Premises as a percentage of that tax parcel. In such case, Landlord shall pay the Real Estate Taxes to the taxing authority and Tenant shall reimburse Landlord within fifteen (15) days of the date of Landlord’s invoice.

7.2. Upon the request of Tenant and conditioned upon the deposit by Tenant with Landlord of an amount estimated to cover Landlord’s reasonable expenses in contesting the amount of any Real Estate Taxes, Landlord shall, at the expense of Tenant, contest the amount or validity thereof as instructed by Tenant using proper appellate procedure. Whether or not any proceedings contesting Real Estate Taxes initiated at the request of Tenant result in any reduction thereof, the expenses relating thereto shall be borne by Tenant and any deposit in excess of actual expenses shall be refunded to Tenant and any expenses in excess of the deposit shall be promptly paid by Tenant. With Landlord’s consent, Tenant may initiate and pursue any complaint relating to the Real Estate Taxes, at Tenant’s sole cost and expense, and Landlord shall cooperate therewith.

12

7.3. Tenant shall pay all local, municipal, county, state, and federal taxes levied or assessed on or against Tenant’s Personal Property.

ARTICLE VIII.

UTILITIES

8.1. To the extent applicable, including any temporary utilities brought to the Leased Premises by Tenant, Tenant shall promptly pay all costs and expenses for all utility services provided to the Leased Premises, commencing from and after the Effective Date, and Tenant shall pay all deposits and other fees required to secure the availability of such utility services.

8.2. In no event shall Landlord be liable for any interruption in or failure of the supply of utilities to the Leased Premises, and no such interruption shall entitle Tenant to any abatement in rent and other charges due hereunder, provided such interruption in or failure of the supply of utilities to the premises is the result of fire, accident, riot, strike, act of God, or the making of necessary repairs or improvements or other causes beyond the control of Landlord.

8.3. Tenant shall perform all maintenance, additions, repairs and replacements of the gas, water, storm sewer, sanitary sewer and other such utility facilities on and serving the Leased Premises whether above, below or on ground level, including lines, pipes, wires and related equipment but excluding the exterior lighting facilities used for illumination of the Land.

ARTICLE IX.

SIGNS

9.1. Tenant may install, erect, maintain, or permit the installation, erection or maintaining of any sign or signs subject to Applicable Laws. Tenant shall, at Tenant’s own cost, maintain and operate all of Tenant’s signs in good condition and repair and shall comply with all Applicable Laws with respect to such signs. Tenant shall indemnify and hold Landlord harmless from all claims, suits, obligations, liabilities or expenses incurred by Landlord and arising from the erection, use, maintenance, or removal of Tenant’s signs. Upon the expiration or termination of this Ground Lease, or upon vacating the Leased Premises, Tenant shall, if requested by Landlord, remove all such signs and repair any damage caused thereby.

ARTICLE X.

RENT PAYMENT AND DEMAND, INTEREST AND LATE CHARGES

10.1. All payments of rent and other charges payable to Landlord shall be paid in current United States funds at Landlord’s address or such other place as Landlord may, from time to time, designate without, except as otherwise provided herein, any deduction, counterclaim, or set off whatsoever and without any prior demand. No payment by Tenant, or receipt by Landlord, of a lesser amount than the amount required to be paid by Tenant shall be deemed to be other than on account of the earliest stipulated sum payable by Tenant, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction. Landlord may accept any such check or payment without prejudice to Landlord’s right to recover the balance of such rent or other sum, or to pursue any other right or remedy provided for in this Ground Lease or available by law or in equity.

13

10.2. Any payment due from Tenant to Landlord, whether for rents, other charges or otherwise, not received by Landlord within ten (10) days after written notice the same is due shall bear interest at the rate of five percent (5%) per annum from the due date to the date of actual payment.

10.3. All sums required to be paid by Tenant to Landlord under this Ground Lease shall be deemed “Rent”, and upon any failure upon Tenant to pay the same when due hereunder, Landlord shall have the same rights and remedies as provided in this Ground Lease in the event of any failure of Tenant to pay Fixed Rent when due hereunder.

ARTICLE XI.

LEGAL COMPLIANCE/ENVIRONMENTAL LAWS

11.1. The Tenant shall not cause or permit any Hazardous Substances to be brought upon, kept, generated or used in or about the Leased Premises except in accordance with Applicable Laws.

11.2. Tenant shall report any release, spill, leak, discharge, disposal, pumping, pouring, emission, emptying, injecting, leaking, dumping or escaping or threat of release of any Hazardous Substances (“Release”) at the Leased Premises to Landlord as soon as Tenant is aware thereof. Tenant shall take all necessary precautions to avoid a Release.

11.3. Tenant (and not Landlord) shall, at Tenant’s sole cost and expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part or all of the Leased Premises to comply with and conform to, all Legal Requirements (including, without limitation, all applicable Environmental Laws), and all covenants, conditions and restrictions of record affecting the Leased Premises. Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation. Without limiting the foregoing, Tenant shall not use, store, transport, dispense, sell, Release or discharge any Hazardous Substances, except in compliance with all Environmental Laws.

11.4. Upon prior written notice from Landlord, Tenant shall permit such Persons as Landlord may designate (“Site Reviewers”) to visit the Leased Premises and perform environmental site investigations and assessments (“Site Assessments”) of the Leased Premises for the purpose of determining whether there exists at the Leased Premises any Environmental Violation or any condition which could result in any Environmental Violation. Such Site Assessments shall, except in the case of an emergency, be conducted upon reasonable notice and may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments; provided that Landlord and the Site Reviewers will use reasonable efforts to avoid unduly interrupting or interfering with the conduct of Tenant’s business. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters.

14

11.5. If an Environmental Violation or Hazardous Condition occurs or is found to exist and, in Landlord’s reasonable judgment, the cost of remediation of the same is likely to exceed $250,000.00, Tenant shall provide to Landlord, within ten (10) days after Landlord’s request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord’s reasonable estimate, based upon a Site Assessment performed pursuant to Section 11.4, of the anticipated cost of such remedial action.

11.6. If any Environmental Violation or Hazardous Condition occurs or is found to exist (for example, without limitation, a detection of a leak in an underground tank or a petroleum spillage by a tanker), Tenant, at its sole expense, shall take any and all Remedial Activities and other actions as necessary to cure such Environmental Violation or Hazardous Condition to the extent required by Environmental Laws. Tenant shall be responsible for all reporting, investigation and/or remediation requirements under any Environmental Law with respect to any Environmental Violation or Hazardous Condition, all at Tenant’s sole cost and expense. If Tenant fails to correct any Environmental Violation or Hazardous Condition which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all reasonable actions in order to cure such Environmental Violation or Hazardous Condition, all at Tenant’s sole cost and expense, and as Rent.

11.7. Tenant shall not use or store any Hazardous Substances at a Property. Tenant shall notify Landlord promptly after (1) becoming aware of any Environmental Violation or Hazardous Condition (or alleged Environmental Violation or Hazardous Condition); (2) any and all enforcement actions, initiation of Remedial Activities where no Remedial Activities are currently being conducted upon receipt of such notification, or other governmental or regulatory actions (excluding routine actions such as permit renewals) instituted, completed or threatened pursuant to any Environmental Laws affecting the Leased Premises; (3) all claims made or threatened by any third Person against Tenant or the Leased Premises relating in any way whatsoever to Hazardous Substances, Environmental Violations or Hazardous Conditions; (4) Tenant’s knowledge of any Release of Hazardous Substances at, on, in, under to or from the Leased Premises or on, in or under any adjoining property; or (5) Tenant’s noncompliance with any of the covenants contained in this Article XI, and Tenant shall forward to Landlord promptly upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance. Tenant shall provide Landlord with information reasonably requested by Landlord concerning Hazardous Substances in connection with the Leased Premises, regardless of whether there is an Environmental Violation.

15

11.8. Tenant shall indemnify, defend (with counsel acceptable to Landlord), release and hold Landlord and all Indemnitees harmless from any and all claims, demands, judgments, damages, penalties, fines, Costs, liabilities or losses (including without limitation, claims for diminution in value of the Leased Premises, damages for the loss of or restriction on use of rentable or usable space or of any amenity of a Property, damages arising from any adverse impact on marketing a Property, and all sums paid in settlement of claims, and all reasonable attorneys’ fees and Costs, consultant fees and costs and expert fees and costs) which arise during or after the Term of this Lease as a result of Hazardous Substances placed by Tenant or any contractor, agent, invitee, licensee, customer or sublessee of Tenant, at, on or under the premises during or prior to the Term of this Lease, including but not limited to any pre-existing environmental condition, in violation of applicable environmental requirements. There shall be excluded from Tenant’s indemnity obligations under this Section any and all claims, demands, judgments, damages, penalties, fines, Costs, liabilities or losses to the extent caused by Landlord.

11.9. This Article XI shall survive the expiration, termination or rejection in bankruptcy of the Lease.

ARTICLE XII.

INSURANCE BY TENANT

12.1. From the Effective Date, Tenant shall, at its own expense, keep in full force and effect commercial general liability insurance with “personal injury,” contractual liability with minimum single limits of Two Million Dollars ($2,000,000.00) on account of bodily injuries to, or death of, one or more than one person as the result of any one accident or occurrence and on account of damage to property, which shall be written on an “occurrence” basis.

12.2. During the course of construction of Tenant’s Work and Tenant’s alterations, Tenant shall maintain (and shall cause its contractors and subcontractors to maintain) builder’s risk insurance.

12.3. All of Tenant’s liability and other insurance set forth above shall be with companies licensed in West Virginia and rated not less than A-VII by Best’s Insurance Rating Guide, and shall provide that said policies shall not be subject to cancellation, termination or change except after at least thirty (30) days prior written notice to Landlord. All of such Insurance shall name Landlord (and Landlord’s mortgagee if required by such mortgagee) as an additional insured. The policy or policies (or duly executed certificates for the same), together with satisfactory evidence of the payment of the premium thereof, shall be deposited with Landlord on the earlier to occur of the Effective Date or the date Tenant first enters the Leased Premises to perform work, fixture or otherwise and upon renewals of such policies not less than ten (10) days prior to the expiration of the term of existing coverage. If Tenant fails to comply with such requirements, Landlord may, but shall not be obligated to, obtain such insurance and keep the same in effect and Tenant shall pay to Landlord the premium cost thereof upon demand.

ARTICLE XIII.

INDEMNITY

13.1. Tenant’s Indemnity: Commencing upon the Effective Date, or the date upon which Tenant shall enter possession of the Leased Premises, whichever is earlier, and continuing during the Term, except to the extent caused by gross negligence or willful misconduct of Landlord, its agents or employees or a breach of this Ground Lease by Landlord, Tenant shall indemnify Landlord and save and hold Landlord (and Landlord’s mortgagee and agents) harmless from and against all actions, claims, damages, demands, expenses, fines, judgments, liabilities and penalties (and including reimbursement of attorneys’ fees and costs) in connection with damage, injury, death or loss to person or property resulting or occurring or arising wholly or in part by reason of (i) the use or occupancy of the Leased Premises or any part thereof by Tenant (ii) any negligence or act or failure to act of Tenant, (iii) any default by Tenant (under this Ground Lease, and (iv) the exercise of Tenant’s rights under this Ground Lease by Tenant.

16

13.2. Landlord’s Indemnity: Commencing upon the Effective Date, or the date upon which Tenant shall enter possession of the Leased Premises, whichever is earlier, and continuing during the Term, except to the extent caused by the gross negligence or willful misconduct of Tenant, its agents or employees or a breach of this Ground Lease by Tenant, Landlord shall indemnify Tenant and save and hold Tenant harmless from and against all actions, claims, damages, demands, expenses, fines, judgments, liabilities and penalties (and including reimbursement of attorneys’ fees and costs) in connection with damage, injury, death or loss to person or property resulting or occurring or arising wholly or in part by reason of (i) the negligence or act or failure to act of Landlord, (ii) the default by Landlord under this Ground Lease, and (iii) the exercise of Landlord’s rights under this Ground Lease by Landlord (or Landlord’s agents, employees and contractors). The foregoing indemnity obligations shall survive the termination or expiration of this Ground Lease.

ARTICLE XIV.

MAINTENANCE BY TENANT

14.1. Tenant shall keep and maintain the Project. It is the intention and agreement of Parties that Landlord shall have no responsibility for the maintenance of the Land, Project, or Leased Premises and appurtenances thereto.

ARTICLE XV.

SURRENDER OF POSSESSION

15.1. Upon the termination of this Ground Lease, whether at the natural expiration of the Term or upon acceleration of the expiration date, Tenant shall deliver up and surrender to Landlord possession of the Leased Premises with any improvements thereon, if any, in good condition and repair, (loss by fire or other casualty included in standard extended insurance coverage endorsements and ordinary wear and decay only excepted) broom clean.

15.2. During the Term, except as provided in Article XIX hereof, and at the termination of this Ground Lease, Tenant shall have no right to remove the improvements or any alterations unless the same are replaced with improvements or alterations of equal or greater value and the Project, together with all fixtures attached thereto, shall become the Leased Premises of the Landlord.

17

ARTICLE XVI.

ASSIGNMENT/SUBLEASE

16.1. Tenant may not assign or sublet the Leased Premises without the prior written consent of Landlord, which consent shall be in the Landlord’s sole and absolute discretion; provided, however that Tenant may, without the advance consent of Landlord but with reasonable advance notice, assign its rights pursuant to this Lease to any person or entity that acquires all or substantially all of the assets of Tenant or to any third-party entity into with Tenant may be merged or combined where Tenant is not the surviving entity. The parties acknowledge that Landlord is relying upon the skills and expertise of Tenant to develop the Project and that such restriction is reasonable in light of the circumstances and has been specifically bargained for as between Landlord and Tenant.

ARTICLE XVII.

HOLDING OVER

17.1. If Tenant remains in possession of the Leased Premises after the expiration of the tenancy created hereunder without the execution of a new lease, such holdover shall not be deemed a renewal of this Ground Lease, and Tenant shall be deemed to be occupying the Leased Premises as a tenant at will and subject to all of the rents and provisions of this Ground Lease in effect on the day before the expiration of the tenancy, except those relating to term and except that the Fixed Rent shall be Twenty-Five Thousand Dollars ($25,000.00) per month, without prejudice to any damages or other rights Landlord may have against Tenant for Tenant’s failure to vacate the Leased Premises on the date required hereunder. Said tenancy may be terminated by Landlord or Tenant by giving written notice to the other, in which event this Ground Lease shall terminate on the date set forth in such notice.

ARTICLE XVIII.

WAIVER OF SUBROGATION

18.1. Tenant hereby waives each and every claim which arises or may arise in its favor and against Landlord during the Term for any and all loss or damage covered by valid and collectible insurance policies carried by Tenant, to the extent that such loss or damage is recovered under such policies. Said waiver shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss or damage to the parties hereto. Inasmuch as such waivers preclude the bringing of suit and transfer of rights of recovery for any aforesaid claim by way of subrogation (or otherwise) to an insurance company, Tenant agrees each policy of insurance as required in this Lease shall contain a provision commonly referred to as a “waiver of subrogation” clause and, if necessary, Tenant will immediately give each insurance company which has issued to it policies of insurance pursuant hereto, written notice of the terms of said waiver, and will have such insurance policies properly endorsed, if necessary, to provide said waiver of subrogation and to prevent the invalidation of the insurance coverage by reason of said waiver.

18.2. Each insurance policy carried by Landlord or Tenant and insuring all or any part of the Leased Premises (including, without limitation, improvements in and to the Leased Premises made by either Landlord or Tenant and Tenant’s Personal Property therein) shall be written in a manner to provide that the insurance company waives all right of recovery by way of subrogation against Landlord or Tenant, as the case may be, in connection with any loss or damage to the Leased Premises caused by any of perils covered by such insurance.

18

ARTICLE XIX.

DAMAGE TO OR DESTRUCTION OF PROJECT

19.1. In the event that any improvement constructed upon the Land is damaged or destroyed by fire or other casualty, whether or not covered by insurance, Tenant shall either (a) restore the Project to a habitable condition as soon as reasonably possible after such damage or destruction, or (b) terminate this Ground Lease by Notice to Landlord within sixty (60) days after such damage and Tenant shall surrender possession of the Leased Premises to Landlord within thirty (30) days thereafter. This Lease shall terminate on the date of Tenant’s surrender of possession of the Leased Premises with all buildings and components thereof removed and the ground leveled (unless Landlord directs Tenant to leave the Leased Premises in its “as is” condition), and thereupon both parties shall be released from any and all rights and obligations arising under this Ground Lease thereafter.

ARTICLE XX.

EMINENT DOMAIN

20.1. If the Leased Premises or any portion thereof shall be taken for any public or quasi public use by any authority having the right to exercise the power of eminent domain, or by deed in lieu thereof, the term of this Ground Lease, at Tenant’s option by Notice to Landlord given within ninety (90) days of the date of such taking (or purchase) if Tenant determines in good faith that the remaining Leased Premises is not suitable for the operation of Tenant’s Project, shall terminate and cease as of the date of taking (or purchase) and neither Party shall have any further rights or liabilities hereunder accruing thereafter, except as to such Party’s rights to a portion of the claim or award or payment thereof resulting from such proceeding.

20.2. Any claim for such taking shall be the property of Landlord; provided, however, that if possible, Landlord and Tenant shall amend this Ground Lease to replace the Leased Premises so taken with additional Leased Premises that are adjacent to the Leased Premises and suitable for the Project.

20.3. In the event the taking does not result in a termination of this Ground Lease, Fixed Rent and other charges payable hereunder shall be equitably apportioned by agreement or by arbitration if the Parties are unable to agree thereupon. The Parties shall equally share all costs of such arbitration; provided, however, each party shall pay their own attorney’s fees and costs.

ARTICLE XXI.

ESTOPPEL CERTIFICATE

21.1. Upon request by either party upon the other, or by any proposed mortgagee or purchaser of the Leased Premises, such other party shall execute and deliver to the requesting party (or to such mortgagee or purchaser) such estoppel certificates as may be required, which estoppel certificate shall certify the date of this Ground Lease and any amendments thereto, that the party has no knowledge of any default under this Ground Lease by the requesting party (or specifying any defaults), the date to which rent has been paid, and such other matters that the requesting party (or such mortgagee or purchaser) may reasonably request with respect to this Ground Lease, or the Leased Premises.

19

ARTICLE XXII.

DEFAULT

22.1. The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Section 22.2 shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

(A) a failure by Tenant to make any payment of any Rent on the due date hereof, regardless of the reason for such failure;

(B) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision of this Lease not otherwise specifically mentioned in this Section 22.1;

(C) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect when made, in any material respect which results in a material adverse effect on (a) the Leased Premises, including without limitation, the Development of the Project; (b) the contemplated business, condition, worth or operations of Tenant; (c) Tenant’s ability to perform its obligations under this Ground Lease; and (d) Landlord’s interests in the Leased Premises or this Ground Lease and such representation or warranty is not corrected within 30 days after Landlord shall have given Tenant written notice thereof; provided, however, that if any such representation or warranty cannot reasonably be corrected within such 30-day period, and Tenant is diligently pursuing such correction, then Tenant shall have a reasonable period to correct such representation or warranty, which shall in no event exceed 90 days after receiving notice of the false representation or warranty;

(D) a final, non appealable judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against Tenant and the same shall remain undischarged for a period of ninety (90) consecutive days;

(E) Tenant shall (1) voluntarily be adjudicated a bankrupt or insolvent, (2) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises (or portion thereof), (3) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (4) make a general assignment for the benefit of creditors, or (5) be unable to pay its debts as they mature or shall admit in writing its inability to pay its debts when due;

(F) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for either Tenant or for the Leased Premises (or a portion thereof) or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed ninety (90) days after it is entered;

(G) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution (other than in connection with the sale of all or substantially all of the assets of Tenant or a merger or combination where Tenant is not the surviving entity); or

(H) the estate or interest of Tenant any portion of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made.

20

22.2. No notice or cure period shall be required in any one or more of the following events: the occurrence of an Event of Default under clause (A) (except as otherwise set forth below), (C), (D), (E), (F), or (G) of Section 22.1. If the default consists of the failure to pay any Rent under clause (A), the applicable cure period shall be ten (10) days after receipt of notice thereof from Landlord, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year. If the default consists of a default under clause (B) of Section 22.1, the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days), provided that Tenant shall commence to cure the default within the said thirty day period in a substantial and meaningful way and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

22.3. If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise one or more of the following remedies, all in accordance with applicable law:

(A) to terminate this Lease, whereupon Tenant’s right to possession of the Leased Premises shall cease and this Lease, except as to Tenant’s liabilities, shall be terminated;

(B) to the extent not prohibited by applicable law, and without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process (unless required by applicable law), procedure or action, and without terminating (or being deemed to terminate) this Ground Lease, to re-enter and take possession of the Leased Premises (or any part thereof), and, to the extent permissible, all permits and other rights or privileges of Tenant pertaining to the Project;

(C) to peaceably or pursuant to appropriate judicial process, procedure or action, expel Tenant from any part or all of the Leased Premises and those claiming under or through Tenant, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. If Tenant shall, after default, voluntarily give up possession of the Leased Premises to Landlord. Landlord reserves the right following any reentry and/or re-letting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate;

(D) to bring an action against Tenant for any damages sustained by Landlord or any equitable relief available to Landlord (whether or not the Ground Lease is terminated) and to remove all or any portion of tenant’s personal property or fixtures and cause the same to be stored in a public warehouse or elsewhere at Tenant’s sole expense, without becoming liable for any loss or damage resulting therefrom and without resorting to legal or judicial process, procedure or action;

21

(E) whether or not the Lease has been terminated, to re-let the Leased Premises or any part thereof for such term or terms (including a term which extends beyond the Term), at such rentals and upon such other terms as Landlord, in its sole discretion, may determine, with all proceeds received from such re-letting being applied to the Rent due from Tenant in such order as Landlord may, in its sole discretion, determine, including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such re-letting. Except to the extent required by applicable law, Landlord shall have no obligation to re-let the Leased Premises or any part thereof and shall in no event be liable for refusal or failure to re-let the Leased Premises or any part thereof, or, in the event of any such re-letting, for refusal or failure to collect any rent due upon such re-letting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Ground Lease or otherwise to affect any such liability. Landlord reserves the right following any reentry and/or re-letting to exercise its right to terminate this Ground Lease by giving Tenant written notice thereof, in which event this Ground Lease will terminate as specified in said notice;

(F) to recover from Tenant all Costs paid or incurred by Landlord as a result of such breach, regardless of whether or not legal proceedings are actually commenced;

(G) to immediately or at any time thereafter, and with or without notice, at Landlord’s sole option but without any obligation to do so, correct such breach or default and charge Tenant all Costs incurred by Landlord therein. Any sum or sums so paid by Landlord, together with interest at the rate of fifteen percent (15%) per year shall be immediately due from Tenant to Landlord. Any such acts by Landlord in correcting Tenant’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Landlord’s right to exercise any or all remedies set forth herein;

(H) to seek any equitable or injunctive relief available to Landlord, including, without limitation, the right of specific performance; and/or

(I) to collect Rent from any occupant of any part or all of the Leased Premises (including any subtenant or other tenant).

22.4. All powers and remedies given by Section 22.3 to Landlord, subject to applicable law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Landlord under this Ground Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Tenant contained in this Ground Lease, and no delay or omission of Landlord to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Article XXII or by law to Landlord may be exercised from time to time, and as often as may be deemed expedient, by Landlord, subject at all times to Landlord’s right in its sole judgment to discontinue any work commenced by Landlord or change any course of action undertaken by Landlord.

22

22.5. Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity, it being understood that the remedies set forth herein are not exclusive and are cumulative in addition to any remedies allowed now or after the date hereof by applicable law.

22.6. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE, AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR THE COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS LEASE AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS LEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE UNDERSIGNED TO EXECUTE THIS LEASE.

22.7. No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Ground Lease or (ii) to exercise any option, right, power or remedy contained in this Ground Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Rent with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

22.8. Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future law to redeem the Leased Premises or to have a continuance of this Ground Lease after termination of this Ground Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for rent.

ARTICLE XXIII.

LANDLORD’S LIABILITY LIMITED

23.1. In the event of a breach of any agreement, condition, or covenant on the part of Landlord to be observed or performed and, as a result thereof, Tenant shall obtain a judgment against Landlord therefor, such judgment shall be satisfied only out of the proceeds of sale(s) received upon execution and levy thereon against the right, title and interest of Landlord in the Leased Premises and the rents, profits and sales proceeds therefrom accruing thereafter. Neither Landlord, whether a limited liability company, partnership, limited partnership, corporation, person, or trust, nor the members of Landlord if a limited liability company, nor the officers, directors or shareholders of Landlord, if a corporation, nor the partners of Landlord, if a partnership or limited partnership, nor the trustees or beneficiaries of Landlord, if a trust, shall be liable therefor except to the extent aforesaid. Notwithstanding the foregoing, Landlord, at the time of any eminent domain proceedings, shall be liable to Tenant for payment of any award payable to Tenant but received by Landlord as a result of any condemnation of the Leased Premises.

23

ARTICLE XXIV.

FORCE MAJEURE

24.1. If either Landlord or Tenant is prevented or hindered from timely satisfying any provisions set forth herein because of fire, casualties, acts of God, or any other cause beyond such Party’s reasonable control and which could not have been reasonably anticipated, said Party shall be permitted an extension of time of performance by the lesser of (i) the number of days during which such performance was prevented or hindered or (ii) 90 days from the date of such event; provided, however, that this Article shall not apply to the payment of Rent or other monies by either Party to the other Party, nor shall the provisions of this Article postpone the date that Rent is payable pursuant to this Ground Lease.

ARTICLE XXV.

NOTICES/CONSENTS

25.1. Any Notice or consent required to be given by or on behalf of either Party upon the other shall be given by mailing such Notice or consent by registered or certified mail addressed:

(A) to Landlord at: 200 Park Avenue, Suite 400, Orange Village, Ohio 44122, Attn: Michael Cavanaugh CEO, and

(B) to Tenant at: 200 Park Avenue, Suite 400, Orange Village, Ohio 44122, Attn: Michael Cavanaugh, Manager,

or at such other addresses as may be specified from time to time in writing delivered to the other Party.

25.2. Notices shall be deemed effective when deposited as certified or registered mail in the mail or delivered to a nationally recognized overnight carrier provided that the same is received or tendered for delivery in the ordinary course of business at the address to which the same is sent.

ARTICLE XXVI.

WAIVER

26.1. No waiver of any agreement, condition, or covenant shall be valid unless in writing signed by the Party to be charged nor shall the waiver of a breach of any agreement, condition or covenant be claimed or pleaded to excuse a future breach of the same agreement, condition or covenant or any other agreement, condition or covenant. Acceptance by Landlord of a lesser amount than the amount actually due hereunder, whether for rents or other charges, shall not prejudice Landlord’s right to collect the full amount due.

24

ARTICLE XXVII.

ENTIRE AGREEMENT

27.1. This Lease and the Exhibits attached hereto and forming a part hereof set forth all the agreements, conditions, and covenants between Landlord and Tenant concerning the Leased Premises and there are no agreements, conditions and covenants, either oral or written, between them other than are herein set forth. Except as herein otherwise provided, no subsequent amendment, change, modification, or addition to this Ground Lease shall be binding upon Landlord or Tenant unless in writing and signed by them.

ARTICLE XXVIII.

QUIET ENJOYMENT

28.1. Landlord hereby covenants and agrees that if Tenant shall perform all the agreements, conditions and covenants herein stipulated to be performed on Tenant’s part, Tenant shall at all times during the Term have the peaceable and quiet enjoyment and possession of the Leased Premises without any hindrance or interruption from Landlord or any person or persons lawfully claiming the Leased Premises, subject only to the agreements, conditions and covenants of this Ground Lease.

ARTICLE XXIX.

APPLICABLE LAWS

29.1. This Lease and the agreements, conditions and covenants herein set forth shall be construed in accordance with and governed pursuant to the laws of the State of West Virginia.

ARTICLE XXX.

BENEFIT OF ASSIGNS

30.1. This Lease and all the agreements, conditions and covenants herein contained shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns, respectively, of the Parties, provided however, that no assignment by, from, through or under Tenant in violation of the provisions hereof shall vest in the assigns any right, title or interest whatever.

ARTICLE XXXI.

MEMORANDUM OF LEASE

31.1. This Lease shall not be recorded, but a Memorandum of Lease of even date herewith describing the Leased Premises, giving the Term and referring to this Ground Lease may be recorded by either Party.

ARTICLE XXXII.

PARTIAL INVALIDITY

32.1. If any agreement, condition or covenant of this Ground Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Ground Lease, or the application of such agreement, condition or covenant to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each agreement, condition and covenant of this Ground Lease shall be valid and be enforced to the fullest extent permitted by law.

25

ARTICLE XXXIII.

LEASEHOLD MORTGAGE

33.1. Tenant shall have the right, without the prior consent of Landlord, to mortgage this Ground Lease (herein called “Leasehold Mortgage”). Landlord hereby agrees not to encumber the fee simple interest of the Land other than in connection with the Leasehold Mortgage. A holder of a Leasehold Mortgage (a “Leasehold Mortgagee”) shall have the rights contained in this Article and the provisions of this Article shall be binding upon the Landlord.

33.2. If Tenant shall mortgage its Leasehold interest in and to this Ground Lease and the Leased Premises in compliance with the provisions of this Article, then so long as any Leasehold Mortgage shall remain unsatisfied the following provisions shall apply.

(A) If requested in writing by Leasehold Mortgagee, Landlord shall, simultaneous with giving any Notice of default pursuant to the terms of this Ground Lease to Tenant, also deliver a copy of such Notice to Leasehold Mortgagee at the last address of which Landlord is given by Leasehold Mortgagee.

(B) In the event that Tenant shall be in default hereunder, Leasehold Mortgagee, within the period and otherwise as herein provided and an additional thirty (30) days, shall have the right to remedy such default or cause the same to be remedied and Landlord shall accept such performance by or at the instance of Leasehold Mortgagee as if the same had been performed by Tenant. Leasehold Mortgagee, simultaneous therewith, shall give to Landlord Notice of such performance on behalf of Tenant.

(C) For the purposes of this Article, no default shall be deemed to exist under the terms of this Ground Lease regarding the observance or performance of the obligations incumbent upon Tenant hereunder if action shall be commenced and be diligently pursued to completion by or for the Leasehold Mortgagee within the time permitted under this Ground Lease for Tenant to cure the same and an additional thirty (30) days or such period of time as shall be reasonably required therefor (as to any action other than the payment of money).

(D) In the event of the termination of this Ground Lease prior to the expiration of the Term, other than due to destruction or eminent domain as provided herein, Landlord shall give Notice to Leasehold Mortgagee that this Ground Lease has been terminated together with a statement of any and all sums which would at that time be due under this Ground Lease but for such termination and all other Tenant defaults, if any, under this Ground Lease then known to Landlord. Leasehold Mortgagee shall thereupon have the right and option to enter into a new lease in accordance with and upon the following agreements, conditions, and covenants:

(i) Upon the written request of Leasehold Mortgagee within thirty (30) days after Notice from Landlord that this Ground Lease has been terminated, Landlord shall enter into a new lease of the Leased Premises with Leasehold Mortgagee (or any designee reasonably acceptable to Landlord) effective as of the date of termination of this Ground Lease for the remainder of the Term of this Ground Lease upon all of the agreements, conditions and covenants hereof (excluding however, any unexercised rights of renewal).

26

(ii) As a condition to the execution and delivery of any such new lease by Landlord, any default of Tenant under this Ground Lease must be cured simultaneously therewith, and, in addition, all costs and expenses of Landlord incurred as a result of such default and termination, including, but not limited to, reasonable counsel fees, court costs, disbursements incurred by Landlord in connection with the recovery of possession of the Leased Premises and the preparation, execution and delivery of such new lease must be paid so that Landlord shall suffer no loss or cost as the result of such termination and delivery of such new lease.

(iii) Leasehold Mortgagee shall have the right to assign any such new lease with the consent of the Landlord, which consent shall not be deemed to be unreasonably withheld, if the assignee is not experienced in the operation of the Use.

(iv) In the event that the Leased Premises is not being used for the operation of the Use, Landlord shall have the right, prior to entering into any such new lease, to purchase from Leasehold Mortgagee all of Leasehold Mortgagee’s interest in and to the Leased Premises under the Leasehold Mortgage for a purchase price equal to the then balance due thereunder, payable in cash within ten (10) days after Notice from Landlord of such exercise of Landlord’s rights hereunder in exchange for the appropriate documentation to effectuate such assignment.

(v) Any Notice which Landlord shall desire or is required to give to or serve upon Leasehold Mortgagee under the provisions hereof shall be in writing and shall be addressed to Leasehold Mortgagee at the address as set forth in Leasehold Mortgage or in the last assignment thereof delivered to Landlord pursuant to this Article or at such other address as shall be designated by Leasehold Mortgagee by Notice given to Landlord. Any Notice which Leasehold Mortgagee shall desire or is required to give or serve upon Landlord shall be given in the same manner as other Notices are required to be given hereunder by Tenant to Landlord.

(vi) No union of the interests of Landlord and Tenant hereunder shall result in a merger of this Ground Lease in the fee interest.

(vii) Landlord and Tenant together shall not cancel, surrender, or modify this Ground Lease so long as any Leasehold Mortgage shall remain unsatisfied without the prior consent of Leasehold Mortgagee, which consent shall not be unreasonably withheld.

(viii) Nothing herein contained shall require the Leasehold Mortgagee to cure any default of tenant under Lease, except to the elective extent provided in this Article.

ARTICLE XXXIV.

BROKER

34.1. Landlord and Tenant each warrant to the other that neither Party has dealt with any real estate broker in connection with this Ground Lease. Each Party shall hold the other harmless from any and all claims, demands, and attorneys’ fees resulting from any other real estate brokers’ claims for real estate commission based upon dealing with such Party.

27

ARTICLE XXXV.

PURCHASE OPTION

35.1. Notwithstanding anything contained in this Ground Lease to the contrary, but expressly conditioned, upon (a) Landlord or its permitted transferee owning certain of the issued and outstanding membership interests of Tenant, (b) the conveyance not violating any applicable zoning or subdivision ordinance or approval (collectively, the “Approvals”) applicable to the Leased Premises, and (c) Tenant having pursued Development materially in accordance with Section 4.2 of this Ground Lease such that not later than simultaneous with the transfer of the Leased Premises to Tenant, Tenant shall have received a binding contractual commitment for all financing necessary to commence construction of the Project and to complete the construction of the Project, Tenant shall have the option (the “Option”), exercisable by written notice to Landlord, to cause Landlord to sell, transfer and convey, at any time hereafter, fee title to the Leased Premises, for a purchase price of $10,000.00 per acre or such other purchase price as may be agreed upon, prorated for any partial acre (the “Purchase Price”), on terms and conditions mutually acceptable to Landlord and Tenant in their reasonable discretion consistent with the terms of this Article XXXV. Notwithstanding anything contained in this Section 35.1 to the contrary, the Option may only be exercised if (a) Landlord concludes, in its reasonable discretion, that the Approvals have been obtained; (b) Landlord shall from time to time consult with Tenant in advance of the submission of any written application to, or the commencement of any comparable process with any governmental authority with jurisdiction over the Leased Premises in order to obtain the Approvals; and (c) Tenant shall pay any and all costs, at its sole cost and expense, associated with obtaining, the Approvals.

35.2. In the event that Tenant exercises its Option, then, title to the Leased Premises shall be transferred to Tenant by limited warranty deed (the “Deed”) conveying title to the Leased Premises free and clear of all liens and encumbrances except easements, conditions, restrictions and reservations of record, taxes and assessments, both general and special, not yet due and payable, zoning and building ordinances and those liens and encumbrances, easements, restrictions and survey matters caused by the actions of Tenant. Prior to the Closing Date (defined below), Landlord shall deposit the Deed in escrow with First American Title Insurance Company (the “Escrow Agent”), and Tenant shall deposit in escrow the full amount of the Purchase Price on or prior to the Closing Date. The parties shall also deposit in escrow such other instruments and documents as may be reasonably requested hereunder, and if Tenant is unwilling to accept such title as Landlord shall in good faith be able to deliver, then the purchase option shall terminate, whereupon all funds and documents delivered or deposited hereunder shall be returned to the party depositing same; provided, however that the Ground Lease shall remain in full force and effect. For the avoidance of doubt, any exercise of the Option for part of the Leased Premises shall not preclude one or more subsequent exercises of the Option for additional parts of the Leased Premises, each of which may be exercised at any time and from time to time, and Tenant shall be afforded all rights pursuant to the Option at all times during the Term of this Lease. No actions or omissions by the Tenant shall be deemed a waiver of the Option or any part thereof.

35.3. At closing, Tenant may purchase at its sole cost an Owner’s ALTA Title Insurance Policy (the “Title Policy”) issued by the Escrow Agent, insuring that upon the filing of the Deed for record, fee simple title to the Leased Premises shall be in Tenant, free and clear of all liens and encumbrances except those allowed in the Deed as aforesaid. If Tenant desires to obtain a Title Policy, as soon as possible after the Tenant exercises the Option, Tenant, at its sole cost and expense, shall cause the Escrow Agent to deliver to Tenant a title commitment, together with legible copies of all exception documents, agreeing to issue the Title Policy so that Tenant may inspect the condition of title to the Leased Premises. Tenant shall pay for an updated survey in the event Tenant desires to remove the survey exception from the final Title Policy.

28

35.4. The Option shall close, subject to the terms and conditions contained herein (the “Closing Date”) within ninety (90) days following Tenant’s exercise of the Option, or at such other time as is mutually agreed upon. On the Closing Date, all real estate taxes and assessments shall be prorated.

35.5. When the Escrow Agent is in a position to record the Deed and to issue the Title Policy in accordance with Section 35.3 above, and has received all funds and documents required to be deposited hereunder, the Escrow Agent shall, on the Closing Date:

(A) File the Deed for record and charge the cost of recording the same to Tenant;

(B) Pay all conveyance fees and transfer charges applicable to the Deed and charge the cost thereof to Landlord;

(C) Issue the Title Policy, charge the cost of the premium to Tenant;

(D) Charge the escrow fee to Tenant;

(E) Charge the Tenant any costs relating to any financing by Tenant;

(F) Deliver the Deed to Tenant after recording; and

(G) Deliver to Landlord the net proceeds of the transaction after satisfying the any liens and encumbrances in full.

35.6. A copy of this Lease shall serve as instructions to the Escrow Agent along with the Escrow Agent’s standard form of acceptance of escrow; provided that in the event any provisions of such standard form of acceptance are inconsistent with the provisions hereof, the provisions hereof shall prevail. In the event the Option is not exercised during the Term or any Extension Term, Tenant agrees to execute a termination in recordable form terminating the Option and to deliver the same to Landlord.

[signatures on the following page]

29

IN WITNESS WHEREOF, The Parties have set their hands to this Ground Lease Agreement on the date and at the place first aforesaid.

Landlord:
RANGE SKY VIEW LAND, LLC,
an Ohio limited liability company

By:
Print Name:
Its:

Tenant:
TIME COMPLEXITY APPALACHIA, LLC, a West Virginia limited liability company

By:
Print Name:
Its:

STATE OF OHIO	)
COUNTY OF CUYAHOGA	)

The foregoing instrument was acknowledged before me this ______________________, 2026 by _________________, _________________ of Range Sky View Land, LLC, an Ohio limited liability company, on behalf of the company.

Notary Public

STATE OF OHIO	)
COUNTY OF CUYAHOGA	)

The foregoing instrument was acknowledged before me this ______________________, 2026 by _________________, _________________ of Time Complexity Appalachia, LLC, a West Virginia limited liability company, on behalf of the company.

Notary Public

30

EXHIBIT A

Leased Premises Legal Description

31

EXHIBIT B

Site Plan

32

EXHIBIT B

PROPERTY AND EXCLUDED LAND

Fola Property & Excluded Land
Option to Lease Agreement - Exhibit B
Legend
9,000 Acres Land
Coal Haulroad
Coal Operation
Mining Permits
Solar Project
Vaughan Railroad
Bickmore
Fola
Indore
Gilboa
Zela
Google Earth
Image © 2026 Airbus
2 mi
N